AMANA MUTUAL FUNDS TRUST

INVESTMENT ADVISORY and ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT, executed this 7th day of March 2019, amends the Investment Advisory and Administrative Services Agreement (the "Agreement"), dated September 24, 2018, between Saturna Capital Corporation, a Washington State corporation (the "Adviser") and Amana Mutual Funds Trust, a Delaware statutory trust (the "Trust"), for and on behalf of the portfolios listed on Schedule A thereto (each, a "Fund"), to be and become effective on June 1, 2019.

WHEREAS, the parties wish to replace Schedule B in its entirety, as set forth below:

SCHEDULE B

RATE OF COMPENSATION

Fund	Rate of Compensation Based on Fund's Average Daily Net Asset Value
Amana Income Fund	0.80% on the first $1 billion of a Fund's average daily net assets, 0.70% on the next $1 billion, and 0.60% on assets over $2 billion
Amana Growth Fund	0.80% on the first $1 billion of a Fund's average daily net assets, 0.70% on the next $1 billion, and 0.60% on assets over $2 billion
Amana Developing World Fund	0.80% on the first $1 billion of a Fund's average daily net assets, 0.70% on the next $1 billion, and 0.60% on assets over $2 billion
Amana Participation Fund	0.50%

All other terms of the Agreement shall remain in full force and effect. There shall be no reduction in the services provided by the Adviser to the Fund in connection with the fee reductions implemented pursuant to this Amendment.

This Amendment shall require the approval of the majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on behalf of each of them by their duly authorized officers on the date and year first above written.

AMANA MUTUAL FUNDS TRUST	SATURNA CAPITAL CORPORATION
By: /s/ Nicholas F. Kaiser Name: Nicholas F. Kaiser Title: President	By: /s/ Jane K. Carten Name: Jane K. Carten Title: President
Attest: By: /s/ Nicole Trudeau Nicole Trudeau Secretary, Amana Mutual Funds Trust	Attest: By: /s/ Nicole Trudeau Nicole Trudeau Secretary, Saturna Capital Corporation

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